Exhibit 10.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT  TO EMPLOYMENT AGREEMENT  ("Agreement") is

made, entered into and effective on January 1, 2018, by and between NBIC Service Company, Inc. (the "Company"),  and Timothy M. Moura (the "Executive").

RECITALS

1.	The Company is engaged in the insurance and financial services industry;

2.	The Executive and Company signed an employment agreement dated February 3, 2014 (the "Agreement");
3.	The Executive and Company wish to amend the Agreement as set forth herein.

4.	The Executive will serve as the President of the Company and its Subsidiaries;

NOW. therefore. in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

AGREEMENT

NOW, TIIBREFORE, in consideration of the premises and mutual covenants set forth herein,  the parties hereby agree as follows:

Section I. Amendments

1.Title. The portion of paragraphs 1 and 2 that read "Senior Vice President Marketing, Agency and Client Services" are amended to read "President, reporting to the CEO of Heritage Insurance Holdings".

2.	Base Salary. The portion of paragraph 3(a) that reads "$245,000" is amended to read

"$850,000".

3.Annual Bonus. Paragraph 3(b) is deleted in its entirety and replaced with the following: "Annual  Bonus.   The Executive shall be eligible  to receive an annual cash  bonus of up to

$50,000, payable by February 28th of each calendar year. Such cash bonus shall be discretionary and shall  be based on (i) the approval of an EBITDA  bonus pool by the Board,

(ii) the approval of the bonus paid to the Executive by the Board, and (iii) the Executive's performance during the calendar year."

4.	Initial Bonus. Paragraph 3(c) is deleted in its entirety and replaced with the following:

"Additional Cash Bonus. The Executive shall receive, as an incentive under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan, a cash bonus, based on annual Gross Written Premium ("GWP") growth and combined ratio ("CR") as set forth below. The reference financials will be the consolidated financials of NBIC Holdings. The CR shall be defined as gross premiums adjusted for loss, loss adjustment, reinsurance costs and recoveries, acquisition and operational costs. These figures may be adjusted for items as agreed by both parties in writing ("CR Adjustment Schedule") to reflect changes outside the scope or control of the Executive. The Additional Cash Bonus shall be paid by March 31st of each calendar year for results in the calendar year immediately preceding that date, provided the Executive is employed by the Company at the time of such payment.

If year-end GWP is 10% or more in excess of prior year GWP, and exceeds Annual Baseline GWP, the bonus will be calculated as follows:

(Actual GWP - Baseline GWP) x (100% - Actual CR) x 25% Annual Baseline GWP:

2018: $353,649,970

2019: $379,258,863

2020: $404,226,128

2021 and beyond: to be determined in good faith by Executive, CEO and Board of Directors

If the yearend CR is greater than 95%, no bonus will be earned in that performance year. The GWP calculation shall exclude all GWP associated with acquisitions of other insurance companies and the purchase of books of business from other insurers. The maximum annual payment under this specific bonus plan is capped at $500,000.

By way of example, if GWP at yearend 2018 is $376 million, representing 15% growth over the prior year, and the CR is 93%, the bonus payment would be $391,125, calculated as follows:

($376,000 - $353,649,970) X (100% - 93%) X 25% = $391,125

5.	Paragraph 3(d) is deleted in its entirety and replaced with the following:

"Restricted Stock Award. Executive is hereby granted a restricted stock award of I0,000 shares of Heritage common stock per year for the first five years of Executive's employment with Heritage. Executive shall receive a separate restricted stock agreement that sets forth the terms, conditions and vesting schedule for the restricted stock award."

6.	Paragraphs 3(e) and 3(h) are deleted in their entirety.
7.	Additional Company Benefits. The first sentence of paragraph 3(g) is amended to read:

"The Company shall provide the Executive with medical and dental insurance coverage, long term disability insurance, accidental death and dismemberment insurance, life insurance, directors & officers insurance and errors & omissions insurance that is fully funded by the Company."

8.	Paragraph S(v) is deleted in its entirety and replaced with the following:

"(v) upon twenty-four (24) months' prior written notice to the Executive by the Company if the Company elects to terminate the Executive's employment without Cause."

9.	Restrictive Covenants. The last sentence of paragraph 8 is amended to read:

"This covenant specifically applies to engaging with a competing entity defined as 1) a homeowners insurance carrier deriving 90% or more of its prior year written premium from coastal homeowners policies in the northeast or 2) any Florida-domiciled homeowners insurance carrier regardless of the percentage of prior year written premium derived from coastal homeowners policies."

l 0.Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

12.	Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

13.	Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

Agreed to by:

NBIC Service Company, Inc.

By: /s/ TODD HART        By: /s/ TIMOTHY M. MOURA

Todd Hart, CEO      Timothy M. Moura, President

Heritage Insurance Holdings, Inc.

By: /s/ BRUCE LUCAS

Bruce Lucas, CEO